Exhibit 3.1

AMENDMENT NO. 3
TO THE AMENDED AND RESTATED BY-LAWS
OF
INPIXON,
a Nevada corporation

Effective Date: September 18, 2023

This Amendment No. 3 (this “Amendment”) to the Amended and Restated By-Laws of Inpixon, a Nevada corporation (the “Corporation”), as amended by that certain Amendment No. 1 dated as of April 29, 2011, and Amendment No. 2 dated as of September 12, 2021 (the “By-Laws”), is made effective as of the date first above written, in accordance with Section 78.120 of the Nevada Revised Statutes, and hereby amends the By-Laws as follows:

1. Amendment by Directors. Section 2 of Article V of the By-Laws is hereby amended by deleting and restating such Section 2 in its entirety as follows:

“Section 2. Amendment by Directors.

Unless otherwise prohibited by any By-Law adopted by the stockholders in accordance with Section 1 of this Article V, the Directors may adopt, amend or repeal any By-Law, including any By-Law adopted by the stockholders.”

2. Except as expressly modified by this Amendment, the By-Laws and all of the provisions contained therein shall remain in full force and effect.

3. The By-Laws, as modified by this Amendment, constitute the entire By-Laws of the Corporation.

[Signature Page Follows]

CERTIFICATION

The undersigned hereby certifies that the foregoing Amendment to the By-Laws of the Corporation was duly adopted on September 18, 2023.

By:	/s/ Wendy Loundermon
Name:	Wendy Loundermon
Title:	Secretary